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                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 4, 1999 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 12, 1999 with respect to the financial statements of American Enterprise Variable Annuity Account, included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-74865) and related Prospectus for the registration of the American Express Signature Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.


/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
August 4, 1999